P R E S S     R E L E A S E

FOR IMMEDIATE RELEASE                                       CONTACT

Valhi, Inc.                                                 Bobby D. O'Brien
Three Lincoln Centre                                        Vice President
5430 LBJ Freeway, Suite 1700                                (972) 233-1700
Dallas, Texas  75240-2697
(972) 233-1700


                       VALHI REPORTS THIRD QUARTER RESULTS


     DALLAS, TEXAS . . November 10, 2003. Valhi, Inc. (NYSE: VHI) reported net income of $8.8 million, or $.07 per diluted share, in the third quarter of 2003 compared to a net loss of $7.1 million, or $.06 per diluted share, in the third quarter of 2002. For the first nine months of 2003, the Company reported income before cumulative effect of a change in accounting principle of $28.2 million, or $.23 per diluted share, compared to a loss of $4.4 million, or $.04 per diluted share, in the first nine months of 2002.

     Chemicals sales and operating income increased in 2003 compared to the same periods of 2002 due primarily to higher average selling prices for titanium dioxide pigments ("TiO2") and higher TiO2 production volumes, partially offset by lower sales volumes and higher operating costs (particularly for energy). Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, NL's average TiO2 selling prices in billing currencies in the third quarter of 2003 were 2% higher than the third quarter of 2002, with the greatest improvements realized in European and export markets, and were 5% higher in the first nine months of 2003 compared to the first nine months of 2002. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the periods, NL's average TiO2 selling prices in the third quarter of 2003 were 10% higher than the third quarter of 2002, and were 15% higher in the first nine months of 2003 compared to the same period in 2002.

     NL's TiO2 sales volumes in the third quarter of 2003 decreased 6% compared to the third quarter of 2002, with substantially all of the decrease occurring in export markets. NL's TiO2 sales volumes in the first nine months of 2003 were 1% lower than the first nine months of 2002. NL's TiO2 production volumes in the third quarter of 2003 were 1% higher than the third quarter of 2002, and were 6% higher in the first nine months of 2003 compared to the same period of 2002, with operating rates at near capacity in all periods presented.

     Component products sales were higher in 2003 compared to the same periods in 2002 due primarily to the favorable effect of fluctuations in foreign currency exchange rates. Fluctuations in the value of the U.S. relative to other currencies increased component products sales by $2.0 million in the third quarter of 2003 as compared to the third quarter of 2002, and increased sales by $6.3 million in the year-to-date period. In addition to the favorable impact of changes in currency exchange rates, component product sales increased in the third quarter of 2003 as compared to the third quarter of 2002 due principally to higher sales volumes of slide products. Offsetting the favorable effect of changes in currency exchange rates during the first nine months of 2003 as compared to the same period of 2002, sales were negatively impacted by lower sales volumes of ergonomic computer products.

     Component products operating income declined in the third quarter and first nine months of 2003 compared to the same periods in 2002 due to the unfavorable effect of fluctuations in foreign currency exchange rates, relative changes in product mix and expenses associated with the consolidation of its two Canadian facilities into one facility. The fluctuations in the value of the U.S. relative to other currencies decreased components products operating income by $1.3 million in the third quarter of 2003 as compared to the third quarter of 2002, and decreased operating income by $2.6 million in the year-to-date period. In addition, component products operating income in the third quarter of 2003 includes a $3.5 million restructuring charge associated with the implementation of certain headcount reductions in CompX's Netherlands operations.

     Waste management sales declined in 2003, and its operating loss increased, due to continued weak demand for waste management services as well as costs incurred in 2003 related to certain licensing and permitting activities.

     TIMET reported higher sales in the third quarter of 2003 compared to the third quarter of 2002, and improved from a $4.3 million operating loss in the 2002 period to operating income of $1.3 million in the third quarter of 2003. TIMET's net sales increased primarily due to a 95% increase in sales volumes of melted products (ingot and slab), a 4% increase in average selling prices for mill products and the weakening of the U.S. dollar as compared to the British pound sterling and the euro. These factors were partially offset by a 27% decrease in average selling prices for melted products. The improvement in melted product sales volumes, and the decrease in melted products selling prices, reflects a change in product mix relative to a significant sale of slab in the third quarter of 2003, for which selling prices are lower than ingot. TIMET's results in the third quarter of 2003 also include a $6.8 million charge related to the termination of TIMET's purchase and sales agreement with Wyman-Gordon Company. The Company's equity in losses of TIMET in the first nine months of 2002 includes (i) a third quarter impairment provision of $15.7 million ($8.0 million, or $.07 per diluted share, net of income tax benefit and minority interest) related to an other than temporary decline in value of the Company's investment in TIMET and (ii) a $10.6 million first quarter charge ($5.4 million, or $.05 per diluted share, net of income tax benefit and minority interest) related to TIMET's impairment for an other than temporary decline in value of certain preferred securities held by TIMET.

     General corporate expenses were higher in the first nine months of 2003 compared to the same period of 2002 due primarily to higher environmental expense accruals of NL related principally to one formerly-owned site for which the remediation process is expected to occur over the next several years, and higher legal expenses of NL. The legal settlement gains in both 2002 and 2003 (which aggregated $1.2 million, or $.01 per diluted share, net of income taxes and minority interest, in the first nine months of 2002) related to legal settlements with certain of NL's former insurance carriers. The foreign currency transaction gain in 2002 ($4.7 million, or $.04 per diluted share, net of income taxes and minority interest) related principally to the second quarter extinguishment of certain intercompany indebtedness of NL. The gain on the disposal of fixed assets in the 2003 periods related primarily to the sale of certain real property of NL not associated with NL's TiO2 operations, (which aggregated $4.1 million, or $.03 per diluted share, net of income taxes and minority interest, in the third quarter of 2003 and $4.7 million, or $.04 per diluted share, in the first nine months of 2003). Securities transactions gains in both periods (which aggregated $1.2 million, or $.01 per diluted share, net of income taxes, in the first nine months of 2002) related to the disposal of certain marketable securities.

     The Company recognized a $24.6 million income tax benefit in the first nine months of 2003 ($20.8 million, or $.17 per diluted share, net of minority interest) related to NL's previously-reported second quarter favorable German court ruling concerning NL's claim for refund suit. NL currently expects to receive the equivalent of approximately $15 million of additional German income tax refunds over the next four to six months, a portion of which may result in the recognition of additional income tax benefits.

     The cumulative effect of the change in accounting principle in the first nine months of 2003 relates to the Company's adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. Such change in accounting relates principally to accounting for closure and post-closure obligations at the Company's waste management operations.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to;

o    Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o    The cyclicality of certain of the Company's businesses,
o The impact of certain long-term contracts on certain of the Company's businesses,
o    Customer inventory levels,
o    Changes in raw material and other operating costs,
o    The possibility of labor disruptions,
o    General global economic and political conditions,
o    Competitive products and substitute products,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    The introduction of trade barriers,
o    Fluctuations in currency exchange rates,
o    Operating interruptions,
o    Recoveries from insurance claims and the timing thereof,
o    Potential difficulties in integrating completed acquisitions,
o    The ability of the Company to renew or refinance credit facilities,
o    Uncertainties associated with new product development,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax controversies,
o    Environmental matters,
o    Government laws and regulations and possible changes therein, and
o    The  ultimate   resolution  of  pending   litigation  and  possible  future
     litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

o The Company discloses percentage changes in NL's average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.

                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS

                                   (Unaudited)

                    (In millions, except earnings per share)

                                                                              Three months ended             Nine months ended
                                                                                September 30,                  September 30,
                                                                           ----------------------          ----------------------
                                                                            2002            2003            2002           2003
                                                                           ------          ------          ------         -------

Net sales
  Chemicals                                                                $234.0         $242.9            $663.3         $762.5
  Component products                                                         48.8           52.6             148.4          153.3
  Waste management                                                            1.3             .5               5.2            3.0
                                                                           ------         ------            ------         ------

                                                                           $284.1         $296.0            $816.9         $918.8
                                                                           ======         ======            ======         ======

Operating income
  Chemicals                                                                $ 26.5         $ 31.7            $ 67.5         $ 94.1
  Component products                                                          1.3            (.4)              5.6            1.8
  Waste management                                                           (2.5)          (3.1)             (6.6)          (8.7)
                                                                           ------         ------            ------         ------

    Total operating income                                                   25.3           28.2              66.5           87.2

Equity in:
  TIMET                                                                     (17.2)            .2             (31.7)          (3.7)
  Other                                                                       -               .2                .3             .7

General corporate items, net
  Interest and dividend income                                                9.0            8.0              25.9           24.3
  Securities transaction gains, net                                           -              -                 1.9             .5
  Legal settlement gains, net                                                 -              -                 2.4             .7
  Foreign currency transaction gain                                           -              -                 6.3            -
  Gain on disposal of fixed assets                                            -              7.4               1.6            8.5
  Expenses, net                                                             (12.5)         (11.7)            (33.0)         (54.7)
Interest expense                                                            (15.0)         (14.7)            (45.4)         (43.8)
                                                                           ------         ------            ------         ------

    Income (loss) before income taxes                                       (10.4)          17.6              (5.2)          19.7

Provision for income taxes (benefit)                                         (2.1)           6.4              (1.7)         (17.0)

Minority interest in after-tax earnings (losses)                             (1.2)           2.4                .9            8.5
                                                                           ------         ------            ------         ------

    Income (loss) before cumulative effect of
     change in accounting principle                                          (7.1)           8.8              (4.4)          28.2

Cumulative effect of change in accounting
 principle                                                                    -              -                 -               .6
                                                                           ------         ------            ------         ------

    Net income (loss)                                                      $ (7.1)        $  8.8            $ (4.4)        $ 28.8
                                                                           ======         ======            ======         ======

Basic and diluted earnings (loss) per share:
  Income (loss) before cumulative effect of
   change in accounting principle                                          $ (.06)        $  .07            $ (.04)        $  .23
  Cumulative effect of change in
   accounting principle                                                       -              -                 -              .01
                                                                           ------         ------            ------         ------

    Net income (loss)                                                      $ (.06)        $  .07            $ (.04)        $  .24
                                                                           ======         ======            ======         ======

Shares used in calculation of per share amounts
  Basic earnings                                                            115.6          120.2             115.4          119.5
                                                                           ======         ======            ======         ======

  Diluted earnings                                                          115.6          120.4             115.4          119.7
                                                                           ======         ======            ======         ======

                       RECONCILIATION OF PERCENT CHANGE IN
                        NL'S AVERAGE TIO2 SELLING PRICES
                                   (Unaudited)


                                                                          Percent change-             Percent change-
                                                                         Three months ended          Nine months ended
                                                                           September 30,               September 30,
                                                                           2002 vs. 2003               2002 vs. 2003
                                                                    --------------------------------------------------------

Percent change in average selling prices:

  Using actual foreign currency exchange rates                                   +10%                       +15%
  Impact of changes in foreign currency
   exchange rates                                                               - 8%                        -10%
                                                                    --------------------------------------------------------

    In billing currencies                                                       + 2%                        + 5%
                                                                    ========================================================